UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 12, 2011
American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road, Devens, Massachusetts	01434

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 842-3000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 12, 2011, American Superconductor Corporation, a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Agreement”), by and among the Company and the shareholders of The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland (“The Switch”). Pursuant to the Agreement, the Company agreed, upon the satisfaction or waiver of the conditions in the Agreement, to acquire all of the outstanding shares of The Switch for a total purchase price of €190.0 million to be paid at the closing as follows: (1) €133.0 million in cash, (2) 542,244 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), and (3) shares of Common Stock with a value of €44.8 million based on the average closing price of the Common Stock during the 20 trading days preceding the second business day prior to the closing and the USD/EUR exchange rate on the second business day prior to the closing. 542,244 shares of Common Stock are subject to lock-up provisions set forth in a stockholders agreement entered into by the Company and specified shareholders of The Switch, the form of which is attached as Appendix 1.52 to the Agreement, whereby some of such shareholders of The Switch may sell only a specified percentage of shares per year over the three-year period following the closing. The Company agreed to register, for resale to the public under the Securities Act of 1933, as amended (the “Securities Act”), the remaining shares of Common Stock to be issued at the closing.
The closing of the transaction is conditioned upon customary closing conditions, including the receipt of any necessary regulatory approvals.
A portion of the consideration will be placed in escrow to cover any indemnification claims that the Company may have under the Agreement for breaches of the representations, warranties and covenants made by the shareholders of The Switch in the Agreement that exceed a specified minimum amount.
The Agreement is included to provide information regarding its terms. It is not intended to provide any other factual information about the Company or The Switch. The representations, warranties and covenants contained in the Agreement were made solely for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders of the Company are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or The Switch. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above with respect to the offer and issuance of shares of Common Stock to the shareholders of The Switch pursuant to the Agreement is incorporated herein by reference.
The shares of Common Stock that may be issued to the shareholders of The Switch upon the satisfaction of the closing conditions set forth in the Agreement are expected to be issued in reliance on the exemptions from the registration provisions of the Securities Act set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering and Regulation S under the Securities Act relating to sales that occur outside the United States.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Share Purchase Agreement, dated March 12, 2011, by and among the Company and the shareholders of The Switch Engineering Oy.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2011	AMERICAN SUPERCONDUCTOR CORPORATION
	By:	/s/ Gregory J. Yurek
		Name:	Gregory J. Yurek
		Title:	Chief Executive Officer

EXHIBIT INDEX
10.1	Share Purchase Agreement, dated March 12, 2011, by and among the Company and the shareholders of The Switch Engineering Oy. The schedules to the Share Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.